EXHIBIT 99.1

JEFF MARKIN (CEO):
First I will provide a short recap of our meeting roughly one year ago where we set forth certain objectives for 2007. Then I will review some specifics about our business model, value proposition to the pharmaceutical industry, and then some noteworthy company achievements for 2007 and our focus for 2008. Then Molly Henderson will review our 1st quarter 2008 financial results, a historical glimpse at our progress followed by some comments on the financial markets. I would ask that you hold any questions you have until the end.

Advance to Slide 3

I reviewed this slide at last year’s annual meeting. As it states this is what we announced as our focus for 2007 which included new customer agreements, building operational scale, and advancing research and development. I am pleased to say we made progress in all three areas.

Advance to Slide 4

With respect to new customer agreements we delivered
•	Greater than 80% growth in awards of new contracts
•	Doubled the size of our sales force and opened a European sales office
•	In 2007 63% of new contract awards represent later phase trials
•	Oncology represented over 65% which is the largest market segment

Advance to Slide 5

With respect to Operational Scale we are pleased that we were able to deliver:
• Revenue growth of 28% in Q1 vs. Q4 2007 with 15% less people.
•  We also made great progress with our implementation of Lean methodology as evidenced by a reduction in project setup times by more than 50%
•  We recently completed an independent survey of our customers. I think one comment made by a very senior member of one of our client companies says it better than any of us could have:
“I was asked by management to do a central reading in three weeks. My response was ‘you have got to be kidding’. I felt VirtualScopics was the only one who could do the work. And they delivered.”
The Global Head of Oncology - Imaging Physician, Top 5 Pharmaceutical Company and by the way this was not Pfizer which is a question we are asked when we don’t specifically identify a customer.

Advance to Slide 6

With respect to Research and Development we made great progress during the year both in the reputation of the company within the scientific community as evidenced by the numerous papers and conference presentations, but also in some prominent industry councils where we filled expert rolls on panels or working groups. Along with the receipt of an important patent with application in the cardiovascular space which is an area of increasing interest for ourselves and our clients.

Advance to Slide 7

Now let me move to who we are as a company.
VirtualScopics is the premier provider of quantitative image-based solutions for clinical trials
•	Integrated solution delivered as a series of services that manage imaging trials from inception to data submission
•	Highly automated quantitative analysis vs. conventional qualitative radiologist driven analysis
•	Very precise measurements that allow for trials to proceed with a reduced number of subjects for shorter periods of time vs. trials run with conventional analysis
•	World class customer base, doing business with 11 of the 15 leading pharmaceutical, biotechnology and medical device companies

Advance to Slide 8

This next slide describes how we the company fit into the landscape of a clinical trial before 2006. These are just some of the groups that a pharmaceutical company has to collaborate with to initiate and complete a trial.

In 2002, VS began as a niche provider of high end analysis services to a broader Imaging CRO. We essentially received performed a subset of the imaging services focused on only the analysis and typically only when the Imaging CRO could not perform the analysis themselves.
•	Limited market potential
•	Lack of direct visibility to the sponsor of the trial
We were essentially the outsourcer to the outsourcer.

Advance to Slide 9

In 2005, VS began developing capabilities to be a ‘full service Imaging provider’ to the Pharma industry
•	Eliminated need for ‘middleman’ and began developing contracts directly with Pharma
•	Easier/more cost effective for the sponsor
•	Significantly greater market opportunity
•	Influence study protocol towards our methodology/strengths and technology
Advance to Slide 10

This is especially important when observe the value chain for a clinical trial.

•	Image analysis revenues approximately 40% of total project
•	The remaining 60% are high value services delivered upfront and throughout the study
•	An important source of revenue and margin for the reasons I mentioned.

Advance to Slide 11

With that description of where we fit into the value chain of imaging in clinical trials let me now talk more specifically about the solution we deliver to customers, which is delivered as a series of 4 services.

The 1st phase is a professional engagement where we interact directly with the development team at the pharmaceutical company who has been brought together to impact a particular disease, like kidney cancer, and have a series of compounds they are evaluating to impact that disease. In this phase we
Consult with them to determine:
•	What Imaging modalities are most appropriate
•	What Biomarkers should be measured to confirm response to the drug and mechanism of action of the compound
•	As well as project structure and deliverables across multiple diseases and imaging equipment

In the second phase, since we now know from step 1 what type of study we are going to run, we now need to recruit and train the imaging sites, in the cities where patients are going to be recruited for the study, on the protocol for the study. Only those sites who have the right equipment and trained personnel are approved to participate in the study. We specifically perform:
•	On-site clinician training
•	Equipment assessment
•	And since these trials are governed by the regulatory authorities we need to provide good clinical practices (GCP) training

In the 3rd phase of our solution we provide Data Management Service where perform:
•	Incoming image inspection
•	Image and data processing
•	Workflow management
In a platform that is compliant with all the appropriate regulatory bodies and we have been audited multiple times for this compliance.

Lastly in the 4th phase of our solution we now provide the very complex image analysis component of the study where we perform:
•	Biomarker extraction
•	Biomarker measurement
•	And then ultimately provide our customers a statistically valid analysis that they can use to determine the efficacy of their compound

So a series of high value services wrapped around our proprietary software and methodology.

Advance to Slide 12

Now let me move from the overall solution we provide to a specific example of our technology as deployed in Oncology. First a little background.
• There was an estimated 1.4 million new cases of cancer diagnosed in 2006
• NIH estimated the cost of cancer in 2005 to be $210 billion
• Mortality rates have declined over the past several years due to improved and targeted therapies
• Estimated market for imaging related clinical trial services in 2011 ~ $500 million

Advance to Slide 13

The standard today for assessment of solid tumors in Oncology studies involves the analysis of single 2 dimensional slices of a multislice CT image. Radiologists will draw a
•
Crude 2D line across the tumor to monitor its response to the drug. Essentially acting as a diameter. These tumors though are not two dimensional but actually are three dimensional objects. As you can imagine this 2D line does not provide a good characterization of this 3D object.

•	Also new therapy’s tend to work from inside the tumor so overall length may not change immediately as these tumors become cavitated shells.
•	Additional measures are therefore required to characterize response and progression of the disease

Advance to Slide 14

Our image and data analysis is steeped in 3D analysis rather than 2D through the deployment of our automated segmentation and analysis algorithms. As you can see this particular subject has a large tumor in the lung. You can also see that this tumor is a very oblong non uniform object that when characterized by a 2D line can be very misleading. When the previous analysis was performed on this subject they were characterized as a non responder to the treatment. Our analysis showed in fact they were responding to the treatment with approximately 40% of the tumor having become necrotic. Ultimately this particular subject was kept on the therapy.

This example points to value of our technology where we provide very advanced analysis in studies like this.

Advance to Slide 15

This is an example of what we provide for imaging in Oncology which are a combination of 3D measures for volume as well as providing a direct measure for density which characterizes the loss in bulk of the tumor along with the conventional measures that we reviewed on that 2D image but much more precisely than manual measures do to our automated techniques.

So we provide:
•	Custom analysis designed specifically for the disease
•	Quantitative and precise
•	With additional opportunity to verify the mechanism of action of the compound

Advance to Slide 16

The example I described in the previous slides was focused on structural assessment of tumors and how we perform that analysis. What we are also able to provide is analysis to directly measure the mechanism of action of the compound itself. This is a slide Pfizer made public in an oncology symposium. What Pfizer said in this presentation was that for their drug whose mechanism is Anti-angiogenesis; in other words to shut off the blood flow to tumors starving them from the inside out. What Pfizer said:

DCE MRI which VS has 2 patents on showed that their compound successfully decreased the function of blood vessels in a tumor giving them confidence in the mechanism, smaller faster early drug development programs leading to better decision making.

Advance to Slide 17

So as Pfizer said in the previous slide we enable our customers to run a clinical trial with
„ Reduced number of subjects
▪	Higher precision = fewer patients
▪	Fewer patients = lower trial costs
„ Accelerated time to market
▪	Smaller trial sizes = quicker enrollment and faster results
▪	Algorithm driven analysis yields results faster than radiologists driven analysis
„ Better information for Go-No Go decisions
▪	Enhanced characterization of disease progression coupled with drug mechanism of action provides confidence in early decision making
▪	Increased transaction speed allows for faster go and no go decisions saving money and driving increased revenue

Advance to Slide 18

Now let me talk briefly about the market for imaging in clinical trials. We have sized the market in 2007 at approaching $500M. We developed this estimate by working from the bottom up by developing a model that quantifies the imaging component of the trials underway in those disease areas that lend themselves to imaging. We also added up all of the providers today of imaging services for clinical trials and through both analysis we converged on a market size of $500M. We anticipate this market doubling in 5 years.

„ Individual markets large and growing rapidly
„ Oncology and Inflammation are largest individual market areas
„ Excludes other market opportunities including diagnostics

So the market is large and growing and we have demonstrated expertise in each of the major market segments.

Advance to Slide 19

Before I turn the meeting over to Molly to review how we have progressed from a financial perspective I would like to set the stage for our focus in 2008. This focus looks very similar to the focus we reviewed previously for 2007 with some important additions.

I will now turn the meeting over to Molly Henderson to provide a summary of the financial results of VirtualScopics.

HENDERSON:

Advance to slide 20
I will start by giving a summary of our March 31, 2008 results then follow my discussion with a review of our historical performance, and conclude with a summary of our financial market initiatives.

Advance to slide 21
Starting with our statement of operations. Revenues for the first quarter ended March 31, 2008 were $1.6 million compared to under $1.3 million for the same period in 2007, representing a 28% increase. The increase is largely attributable to the expansion of our services within the industry. During the quarter ended March 31, 2008, we performed work on 57 projects, as compared to 49 for the same period in 2007, this represents work performed for 26 customers this year as compared to 21 last year. We continue to see great interest in our technology from the pharmaceutical industry and as a result our sales pipeline is the largest and strongest in our history. Additionally, we are broadening the therapeutic areas in which we are contracting with our customers, we recently received notification of award for 2 cardiovascular studies and an HIV study, this will be the first clinical trial work in these areas for us.

The gross margin was 35% for the quarters ended March 31, 2008 and 2007. During the quarter ended March 31, 2008, we incurred higher than average costs as it relates to contracted radiologists due to the product mix of our deliveries during the quarter. We anticipate these costs to stabilize or be reduced as we continue to optimize our resources in this area and gain efficiencies through enhancements in our software platform and processes. We anticipate that the current cost structure will support at least $2 million in quarterly revenues, thereby indicating that significant additional operational costs will not be necessary as we deliver on our plan for 2008.

Research & development costs decreased 38% to $252,000 for the quarter ended March 31, 2008 compared to 2007. This decrease is a result of the realignment of our resources at the end of 2007. A part of this realignment was within our research and development group. We do not believe, nor have we experienced, any significant impacts on our ability to serve our customers or compromise the company’s future opportunities as it relates to our research efforts. We have a very solid platform for our products and as a result, did not need to significantly further invest in our research activities as they relate to biomarker exploration. We will, however, continue our development efforts in order to leverage our tools in additional therapeutic areas, as the market dictates, as well as product enhancements and efficiencies.

Sales & marketing costs increased $77,000 to $289,000 for the period ended March 31, 2008. As I have previously mentioned, we have made investments in our sales and marketing efforts by using a portion of the proceeds raised in our series B financing in September 2007. Our previous marketing materials were centered around where we were as a company in 2004, we’ve made significant improvements since that time in both our technology and operations, as Jeff outlined in his presentation. The new marketing materials will highlight the full suite of services we offer while still showcasing our great technology. We are excited about the new look and plan to launch the new materials at the American Society of Clinical Oncology (ASCO) conference at the end of this month.

General and administrative costs decreased 18%, or approximately $110,000, in 2008 when compared to 2007. This decrease is largely attributable to the settling of a legal matter with our former chief executive officer in the first quarter of 2007 as well as our cost reduction initiative at the end of 2007. Currently, we do not anticipate significant increases in our general and administrative costs for the remainder of 2008.

We have stated a goal of being operating cash flow breakeven by the end of this fiscal year. Operating cash flow breakeven is defined as operating loss less non-cash items, which include depreciation, amortization and stock compensation expense. For the period ended March 31, 2008, our operating cash outflow was approximately $450,000, this compares to nearly $750,000 for the same period a year prior. This 40% reduction in our cash outflow is directly a result of higher revenues and the reductions that were made at the end of 2007 to realign certain areas of the business that were proving to be uneconomical. As we have mentioned we are confident that the changes we made were appropriate and our first quarter 2008 results were directly in line with the expectations we set for ourselves back in November of 2007.

Advance to slide 22
Turning to the balance sheet. As of March 31, 2008, we had approximately $4.0 million in cash on hand, including $365,000 restricted for the payment of investor relations services and cash dividends. As we’ve stated on our previous earnings calls, we believe that we have sufficient cash on hand to fund our existing operations and development and enable us to achieve operating cash breakeven. As a result, we do not anticipate further equity raises to support our existing operations.

Next I will spend a few minutes discussing our historical performance.

Advance to slide 23
Here you will see a summary of our historical revenues and number of customers over the past 4 years. Underlying these numbers is a dramatic shift in the nature of the services we provide. During the 2007, 68% of the revenues were derived from Phase I, II and III studies compared to 14% in 2004. The shift of our business from working with customers on their research projects into later phase trials demonstrates the acceptance and value of our services in the industry. An important element of this shift is the average duration of the studies. The average length of research and method studies is typically 10-12 months, while Phase II and Phase III studies can range from 18 months to 40 months. As a result, the revenue recognition period of the more recent contracts will span over multiple years thereby showing less of an impact on our top line even though the strength and predictability of our revenues is increasing. Therefore, a good indicator of the company’s progress is in our contract awards as this is essentially our backlog and demonstrates our future revenue potential.

Advance to slide 24
In 2007, our new contract awards increased by 85% from 2006 to 2007. The majority of the growth is within our Oncology service offering. As Jeff previously mentioned, Oncology continues to be the largest market with a significant addressable market. We are continuing to see good momentum in 2008 and anticipate that our level of awards will at least equal that of prior year. Also apparent in this slide is the dramatic and intentional shift of our business in later stage studies.

Advance to slide 25
Another significant accomplishment of the company has been the diversification of our customer base. Pfizer is a great strategic partner, investor and was our first customer in 2002 and has historically represented a significant portion of our revenues. In 2004, 83% of our revenues were from Pfizer, in 2007, Pfizer represented 28% of our total revenues. As shown in the pie chart, we have significantly increased our number of customers over this period which we believe is also a solid indicator of the acceptance and value of our services and technology within the industry. Just in the past week, one of the top 10 pharmaceutical companies has informed us that we are their preferred vendor for their imaging trials. This endorsement is a significant accomplishment for us and a testament to our key strengths; great technology coupled with a commitment to customer service.

The growth in contract awards, number of projects and number of customers over the past four years, we feel is the best indication as to our demonstrated value within the industry.

Advance to slide 26
I will now turn my discussion to the financial markets. Within the past month we have contracted with a new investor relations firm, Barretto Pacific Corporation, to assist us with the broader dissemination of our company within the financial markets. We are targeting individuals and brokers who are in a position to buy stock of companies of our size. It is our intent to continue to focus on strong operating results, including achieving operating cash flow breakeven, invest in areas of development which will enhance or optimize our technology with a dedicated commitment to our customers while also actively addressing to the financial community to attract investors into the company that see the value we provide to the pharmaceutical industry and society. We will continue in our efforts to ensure that our stockholder base represents institutions and individuals supportive and excited about our prospects for the future.

I will address any questions you may have at the end of our meeting. I will now turn it back to Jeff to close this portion of the agenda

MARKIN

Before we move to the Q&A part of the agenda I would like to close this portion of the presentation with a slide that outlines our focus for 2008 which looks very similar to the focus we previously reviewed for 2007 with some important additions.

First and foremost we have to achieve our financial targets for revenue growth and operating cash flow break even. We will accomplish this by continuing to expand our customer base with projects across all disease areas with an operational infrastructure that becomes increasing more productive and predictable. Lastly as we have stated previously we will begin to progress plans for our entry into diagnostics which we believe provides significant opportunity for the company and our stockholders.